Exhibit 10.01

Severance Agreement

This Severance Agreement (the “Agreement”) is entered into by and between Eastman Chemical Company, a Delaware corporation (the “Company”), and Brad A. Lich (“Executive”), as of March 10, 2025 (the “Effective Date”).

WHEREAS, Executive is currently employed by the Company in the position of Executive Vice President – Chief Commercial Officer with responsibilities vital to the Company including leadership of Advanced Materials, Supply Chain, Procurement, Commercial Center of Excellence and Government Relations and implementation and progression of the Company’s circular strategy and advancement of its new methanolysis facilities;

WHEREAS, Executive and the Company agree that the Executive’s role with the Company would be substantially impacted if the Executive’s responsibilities are adversely changed or not materially expanded by March 1, 2027 (the “Reference Date”);

WHEREAS, it is in the best interests of the Company and its shareholders to retain Executive through the Reference Date in order to achieve the Company’s operational objectives;

WHEREAS, to encourage Executive’s continued support through the Reference Date, the Company wishes to enhance the severance that Executive would otherwise be eligible to receive upon an involuntary termination of employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, including Executive’s performance of responsibilities related to his role of Executive Vice President – Chief Commercial Officer and leadership of the Advanced Materials organization, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Severance. In the event (x) Executive’s employment is terminated without Cause (as defined in the Company’s 2021 Omnibus Stock Compensation Plan) after the Effective Date, or (y) Executive resigns from his employment after the Reference Date, in the event that Executive’s responsibilities have been adversely changed or not materially expanded by the Reference Date, with any such expansion to be mutually agreed upon by the Company and Executive, and, subject to and in consideration for: (i) Executive’s execution and non-revocation of a release of claims provided by the Company within 30 days following Executive’s termination of employment; and (ii) continued compliance with any restrictive covenants to which Executive is subject, Executive shall be entitled to the following severance payments and benefits:

(a)a cash severance payment in the amount of $2 million plus any cash severance amounts Executive would otherwise be eligible to receive under the Company’s severance plans or programs then in effect, all payable in a single lump sum within 60 days after the date of termination; and

(b)continued participation at the Company’s expense in any health insurance benefit plan or program maintained by the Company at the date of termination for a period of four months after such date, or if such participation is not allowed by such plan or program, then the Company shall pay for or reimburse Executive for the cost of any premiums for

Exhibit 10.01

continued health insurance coverage of Executive during such period upon his election of same under the Consolidated Omnibus Budget Reconciliation Act.
Section 2. General Provisions.

(a)Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby, and supersedes and replaces any prior oral or written agreements relating to such matters.

(b)Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Tennessee.

(c)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

Exhibit 10.01

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EASTMAN CHEMICAL COMPANY

ATTEST:

By:     By:

By:
Brad A. Lich

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